UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) July 30, 2008

CORNING INCORPORATED

(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Riverfront Plaza, Corning, New York	14831
(Address of principal executive offices)	(Zip Code)

(607) 974-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The Corning Incorporated press release dated July 30, 2008 regarding its financial results for the second quarter ended June 30, 2008 and its third quarter 2008 earnings guidance is attached hereto as Exhibit 99.1.

The information in this report that is being furnished pursuant to Item 2.02 of Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01. Other Events

On July 30, 2008, Corning Incorporated also issued a press release announcing that its Board of Directors and Executive Committee approved a $1 billion share repurchase program. That press release is attached as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated July 30, 2008, issued by Corning Incorporated concerning its results of operations and financial condition.
99.2	Press Release dated July 30, 2008, issued by Corning Incorporated concerning its share repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNING INCORPORATED
Registrant

Date: July 30, 2008	By /s/	KATHERINE A. ASBECK
Katherine A. Asbeck
Senior Vice President - Finance

Exhibit 99.1

FOR RELEASE — JULY 30, 2008

Media Relations Contact:	Investor Relations Contact:
M. Elizabeth Dann	Kenneth C. Sofio
(607) 974-4989	(607) 974-7705
dannme@corning.com	sofiokc@corning.com

Corning Announces Second-Quarter Results

Company releases U.S. deferred tax asset valuation allowances

CORNING, N.Y. –– Corning Incorporated (NYSE:GLW) today announced results for the second quarter of 2008.

Second-Quarter Highlights

•	Sales reached $1.69 billion, up 19% year over year.
•	Earnings per share were $2.01, including a $2.429 billion net special gain primarily related to the release of U.S. deferred tax asset valuation allowances.
•	Excluding special items, earnings per share were $0.49,* within the company’s previously announced guidance for the quarter of $0.47 to $0.50, and up 44% from last year.
•

Display Technologies combined glass volume (including Corning’s wholly owned business and Samsung Corning Precision Glass Co., Ltd.) increased 8% sequentially and 33% year over year. Corning’s wholly owned business increased 1% sequentially and 26% year over year. Sequential growth was negatively impacted by an isolated manufacturing interruption in the second quarter. Samsung Corning Precision’s (SCP) volume increased 15% sequentially and 40% year over year.

Third-Quarter Outlook Highlights

•	Sales are expected in the range of $1.65 billion to $1.72 billion, up 6% to 11% compared to the third quarter last year.
•	Earnings per share, excluding special items, are anticipated in the range of $0.48 to $0.51*, an increase of 26% to 34% over last year.
•

Third-quarter guidance assumes a yen-to-U.S. dollar exchange rate of 108, compared to an exchange rate of 105 experienced in the second quarter. In comparison to the second quarter, the weaker yen is expected to reduce both third-quarter sales and net income by approximately $30 million.

•

Combined LCD glass volume is expected to increase 4% to 9% sequentially, with the wholly owned business flat to up 5% and SCP up 8% to 13%. Year over year, the combined glass volume in the third quarter is expected to increase by more than 21%.

*These are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations website.

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Corning Announces Second-Quarter Results

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Remarking on the second quarter, Wendell P. Weeks, chairman and chief executive officer, said, “Despite concerns of a U.S. economic slowdown, Corning performed very well in the second quarter. We saw continued strong demand for our LCD glass substrates throughout the quarter. The U.S. retail data reported by the NPD Group’s retail tracking service for the month of June showed retail sales of LCD TV units up 35% year over year. This is consistent with what we’ve seen in the first half of the year where LCD TV units sold increased 37% over a year ago.” The NPD Group is an independent consumer market research firm.

“Additionally, we were very pleased with our Telecommunications segment performance, where sequential sales growth was 13%,” Weeks said.

Quarter Two Financial Comparisons

	Q2 2008	Q1 2008	% Change	Q2 2007	% Change
Net Sales in millions	$1,692	$1,617	5%	$1,418	19%
Net Income in millions	$3,211	$1,029	212%	$489	557%
Non-GAAP Net Income in millions*	$782	$702	11%	$546	43%
GAAP EPS	$2.01	$0.64	214%	$0.30	570%
Non-GAAP EPS*	$0.49	$0.44	11%	$0.34	44%

Overview of Business Segment Results

Second-quarter sales for Corning’s Display Technologies segment were $809 million, a 2% sequential decline, but a 33% increase over the second quarter 2007. Year-over-year glass volume increased by 26%. The display segment results were negatively impacted by an isolated manufacturing interruption which impacted shipments to one customer during the quarter. Excluding the impact of the interruption, sequential volume for the wholly owned business would have been within the original guidance of 2% to 5% growth. The manufacturing interruption reduced Corning’s second-quarter sales by $24 million and net income by $16 million. Also, second-quarter sales and net income were negatively impacted by the weaker-than-expected yen-to-U.S. dollar exchange rate in the quarter versus guidance. Normal price declines were within the anticipated range for the quarter.

Telecommunications segment sales in the second quarter were $477 million, a 13% sequential increase and a 9% increase over a year ago. The increase was driven by strong fiber-to-the-premises demand as well as overall strength in optical fiber sales.

Environmental Technologies segment sales were $209 million in the second quarter, a 6% sequential improvement and a 9% increase over a year ago. Diesel product sales were strong in the second quarter, offset somewhat by a decline in automotive product demand.

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Corning Announces Second-Quarter Results

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Specialty Materials segment sales were $104 million, a 25% sequential increase and a 9% increase over second quarter 2007. The Life Sciences segment had sales of $87 million, a 7% sequential increase and a 12% increase over the second quarter last year. The positive year-over-year sales comparisons in the Telecommunications, Environmental Technologies, and Life Sciences segments reflected stronger euro-to-U.S. dollar exchange rates.

Corning’s second-quarter equity earnings were $360 million, an 18% sequential increase and a more than 50% increase over the second quarter 2007. The company’s equity earnings from Dow Corning were $94 million, compared to $80 million in the previous quarter and $88 million a year ago.

Special Items

The company’s second-quarter results included net special gains of $2.429 billion or $1.52 per share.  This amount includes a charge of $12 million pretax and after-tax to settle litigation in the company’s Display Technologies segment and a non-cash charge of $9 million pretax and after-tax related to the pending Pittsburgh Corning Corporation bankruptcy proceeding. In the quarter, the company also released U.S. deferred tax asset valuation allowances totaling $2.45 billion, a non-cash item.

As a result of the valuation allowance release, Corning expects that its ongoing effective tax rate will increase by about 10 percentage points in 2009. This will not affect the company’s 2008 ongoing tax rate. James B. Flaws, vice chairman and chief financial officer, said, “The most important factor behind the timing of the release of the U.S. valuation allowance is our increased confidence in sustained profitability in the U.S. The potential increase in next year’s tax rate has been previously disclosed and is in most analysts’ 2009 estimates.” Flaws added, “Corning continues to have a large U.S. net operating loss carryforward and does not expect to pay cash taxes in the U.S. for at least four to five years.”

Third-Quarter Outlook

“We have recently seen some panel makers, primarily in Taiwan, reduce their utilization rates due to what we believe is an inventory build at the set assembly level of the supply chain. Despite this normal supply chain correction, we continue to believe that the LCD glass market will grow at the upper end of our original guidance range of 25% to 30% this year because retail demand for LCD products has remained strong,” Flaws said.

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Corning Announces Second-Quarter Results

Page Four

Business Segment Highlights

•

Combined glass volume in the Display Technologies segment is expected to increase 4% to 9% sequentially, with the wholly owned business flat to up 5% and Samsung Corning Precision up 8% to 13%. Normal price declines in the quarter are expected to be around 2%.

•	Corning’s Telecommunications segment sales are expected to be flat to up 5%, primarily due to improved private networks sales.
•	Environmental Technologies segment sales are expected to be flat for the quarter.
•	Specialty Materials segment sales are expected to be flat and sales in the Life Sciences segment are expected to be consistent with the previous quarter due to normal seasonality patterns.
•

Dow Corning Corporation earnings are expected to increase between 20% and 30% for the quarter. Samsung Corning Precision earnings are expected to be flat to up slightly sequentially, as volume gains are expected to be offset by the assumed unfavorable exchange rates and price declines.

“Overall, we believe Corning is more resistant to materials and energy inflation than it has been in the past due to cost reduction and changes in business mix. However, our Life Sciences segment and Corning Cable Systems business have seen significant material cost increases and will be implementing prices increases to offset these costs. Dow Corning is also experiencing significant inflation in certain raw materials costs and has implemented price increases as a result,” Flaws added.

“While there are economic and supply-chain risks facing us in the second half of the year, we remain optimistic about our key areas of opportunity,” Flaws said. “LCD TV sales have been globally strong this year and this trend continued through June in the U.S. and other regions. Despite fears of a continued impact of the earthquake in China, preliminary June retail data shows LCD TV sales up over 60% over the prior year,” he remarked. The preliminary retail data was supplied by a private Chinese-based market research company.

“The continued retail strength is very encouraging as we enter the second half of the year, which is typically the more robust retail season for electronic goods,” Flaws said.

Separately, Corning announced earlier today that its board of directors and executive committee approved a new stock repurchase plan of up to $1 billion that will run through 2009. This is in addition to last year’s $500 million repurchase authorization of which $125 million remains.

Second-Quarter Conference Call Information

The company will host a second-quarter conference call on Wednesday, July 30 at 8:30 a.m. EDT.  To access the call, dial (800) 700-8174 or international access call (651) 291-0900 approximately 10-15 minutes prior to the start of the call.  The password is QUARTER TWO.  The leader is SOFIO.  To listen to a live audio webcast of the call, go to Corning's Web site at www.corning.com/investor_relations and follow the instructions.  A replay of the call will begin at approximately 10:30 a.m. EDT, and will run through 5 p.m. EDT, Wednesday, August 13.  To listen, dial (800) 475-6701 or international access call (320) 365-3844.  The access code is 935096.  The webcast will be archived for one year following the call.

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Corning Announces Second-Quarter Results

Page Five

Presentation of Information in this News Release

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves required by movements in Corning’s common stock price, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies, and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These non-GAAP measures are reconciled on the company’s Web site at www.corning.com/investor_relations and accompanies this news release.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially.  These risks and uncertainties include the possibility of changes in global economic and political conditions; currency fluctuations; product demand and industry capacity; competition; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; changes in the mix of sales between premium and non-premium products; new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments.  Additional risk factors are identified in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,

	2008	2007	2008	2007

Net sales	$1,692	$1,418	$3,309	$2,725
Cost of sales	840	759	1,613	1,475

Gross margin	852	659	1,696	1,250

Operating expenses:
Selling, general and administrative expenses	260	229	502	443
Research, development and engineering expenses	163	137	314	267
Amortization of purchased intangibles	3	2	5	5
Restructuring, impairment and other credits		(2)	(1)	(2)
Asbestos settlement charge (credit) (Note 1)	9	76	(318)	186

Operating income	417	217	1,194	351

Interest income	22	35	52	72
Interest expense	(15)	(20)	(33)	(41)
Loss on repurchase of debt, net				(15)
Other income, net (Note 2)	39	57	40	89

Income before income taxes	463	289	1,253	456
Benefit (provision) for income taxes (Note 3)	2,388	(19)	2,322	(75)

Income before minority interests and equity earnings	2,851	270	3,575	381
Minority interests		(1)	1	(1)
Equity in earnings of affiliated companies, net of impairments	360	220	664	436

Net income	$3,211	$489	$4,240	$816

Basic earnings per common share (Note 4)	$2.05	$0.31	$2.71	$0.52
Diluted earnings per common share (Note 4)	$2.01	$0.30	$2.65	$0.51
Dividends declared per common share	$0.05		$0.10

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except per share amounts)

	June 30, 2008	December 31, 2007
Assets

Current assets:
Cash and cash equivalents	$2,175	$2,216
Short-term investments, at fair value	1,332	1,300
Total cash, cash equivalents and short-term investments	3,507	3,516
Trade accounts receivable, net of doubtful accounts and allowances	958	856
Inventories	726	631
Deferred income taxes	168	54
Other current assets	289	237
Total current assets	5,648	5,294

Investments	3,264	3,036
Property, net of accumulated depreciation	6,944	5,986
Goodwill and other intangible assets, net	303	308
Deferred income taxes	2,579	202
Other assets	442	389

Total Assets	$19,180	$15,215

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$76	$23
Accounts payable	831	609
Other accrued liabilities	1,051	1,880
Total current liabilities	1,958	2,512

Long-term debt	1,474	1,514
Postretirement benefits other than pensions	739	744
Other liabilities	1,280	903
Total liabilities	5,451	5,673

Commitments and contingencies
Minority interests	48	46
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,608 million and 1,598 million	804	799
Additional paid-in capital	12,447	12,281
Retained earnings (accumulated deficit)	1,080	(3,002)
Treasury stock, at cost; Shares held: 37 million and 30 million	(659)	(492)
Accumulated other comprehensive income (loss)	9	(90)
Total shareholders’ equity	13,681	9,496

Total Liabilities and Shareholders’ Equity	$19,180	$15,215

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended		Six months ended June 30,
	June 30, 2008	June 30, 2007
			2008	2007
Cash Flows from Operating Activities:
Net income	$3,211	$489	$4,240	$816
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	162	149	319	299
Amortization of purchased intangibles	3	2	5	5
Asbestos settlement	9	76	(318)	186
Restructuring, impairment and other credits		(2)	(1)	(2)
Loss on repurchases of debt				15
Stock compensation charges	37	35	78	71
Gain on sale of business		(19)		(19)
Undistributed earnings of affiliated companies	(232)	(101)	(385)	(168)
Deferred tax benefit	(2,471)		(2,473)
Restructuring payments	(3)	(9)	(10)	(20)
Customer deposits, net of (credits) issued	(71)	(33)	(137)	(66)
Employee benefit payments (in excess of) less than expense	11		(37)	(92)
Changes in certain working capital items:
Trade accounts receivable	4	(79)	(46)	(107)
Inventories	(41)	(26)	(73)	(68)
Other current assets	(31)	(27)	(52)	(84)
Accounts payable and other current liabilities, net of restructuring payments	128	3	(104)	(127)
Other, net	(26)	17	(21)	29
Net cash provided by operating activities	690	475	985	668

Cash Flows from Investing Activities:
Capital expenditures	(397)	(204)	(864)	(466)
Acquisitions of businesses, net of cash received		(4)		(4)
Net proceeds (payments) from sale or disposal of assets	2	(10)	2	(10)
Short-term investments – acquisitions	(470)	(396)	(1,194)	(949)
Short-term investments – liquidations	324	832	1,140	1,630
Net cash (used in) provided by investing activities	(541)	218	(916)	201

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(3)	(2)	(12)	(10)
Retirements of long-term debt				(238)
Proceeds from issuance of common stock, net	11	9	15	13
Proceeds from the exercise of stock options	56	47	74	69
Repurchase of common stock	(63)		(125)
Dividends paid	(80)		(158)
Other, net	2
Net cash used in financing activities	(77)	54	(206)	(166)
Effect of exchange rates on cash	(21)	4	96	14
Net increase (decrease) in cash and cash equivalents	51	751	(41)	717
Cash and cash equivalents at beginning of period	2,124	1,123	2,216	1,157

Cash and cash equivalents at end of period	$2,175	$1,874	$2,175	$1,874

Certain amounts for 2007 were reclassified to conform to 2008 classifications.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended June 30, 2008
Net sales	$809	$477	$209	$104	$87	$6	$1,692
Depreciation (1)	$92	$31	$24	$7	$4	$3	$161
Amortization of purchased intangibles		$3					$3
Research, development and engineering expenses (2)	$29	$25	$32	$11	$2	$42	$141
Income tax (provision) benefit	$(61)	$(2)	$(2)		$(1)	$3	$(63)
Earnings (loss) before equity earnings (3)	$441	$23	$27	$4	$16	$(52)	$459
Equity in earnings of affiliated companies	$244		$1			$15	$260
Net income (loss)	$685	$23	$28	$4	$16	$(37)	$719
Three months ended June 30, 2007
Net sales	$610	$438	$191	$95	$78	$6	$1,418
Depreciation (1)	$79	$32	$22	$8	$4	$2	$147
Amortization of purchased intangibles		$2					$2
Research, development and engineering expenses (2)	$22	$21	$31	$13	$2	$28	$117
Restructuring, impairment and other credits (before-tax and minority interest)		$(2)					$(2)
Income tax (provision) benefit	$(11)	$(6)	$(4)		$(3)	$2	$(22)
Earnings (loss) before minority interest and equity earnings (loss) (3)	$362	$41	$13	$(2)	$11	$(36)	$389
Minority interests						$(1)	$(1)
Equity in earnings (loss) of affiliated companies (4)	$132	$1	$1			$(6)	$128
Net income (loss)	$494	$42	$14	$(2)	$11	$(43)	$516
Six months ended June 30, 2008
Net sales	$1,638	$898	$406	$187	$168	$12	$3,309
Depreciation (1)	$182	$58	$48	$15	$8	$6	$317
Amortization of purchased intangibles		$5					$5
Research, development and engineering expenses (2)	$53	$49	$65	$20	$4	$78	$269
Restructuring, impairment and other credits (before related tax benefits and minority interest)		$(1)					$(1)
Income tax (provision) benefit	$(118)	$(7)	$(7)		$(6)	$5	$(133)
Earnings (loss) before minority interest and equity earnings (3)	$917	$33	$39		$26	$(97)	$918
Minority interest		$1					$1
Equity in earnings of affiliated companies	$447		$2			$33	$482
Net income (loss)	$1,364	$34	$41	$0	$26	$(64)	$1,401
Six months ended June 30, 2007
Net sales	$1,134	$877	$370	$179	$154	$11	$2,725
Depreciation (1)	$160	$65	$43	$16	$8	$3	$295
Amortization of purchased intangibles		$5					$5
Research, development and engineering expenses (2)	$44	$40	$61	$22	$4	$54	$225
Restructuring, impairment and other credits (before-tax and minority interest)		$(2)					$(2)
Income tax (provision) benefit	$(53)	$(17)	$(7)		$(7)	$4	$(80)
Earnings (loss) before minority interest and equity earnings (3)	$635	$72	$23	$(2)	$21	$(68)	$681
Minority interest						$(1)	$(1)
Equity in earnings of affiliated companies (4)	$245	$2	$1			$3	$251
Net income (loss)	$880	$74	$24	$(2)	$21	$(66)	$931

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expenses includes direct project spending which is identifiable to a segment.
(3)

Many of Corning’s administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales. In the three and six months ended June 30, 2008, earnings (loss) before minority interest and equity earnings (loss) of the Display Technologies segment included a $12 million litigation settlement charge. In the three and six months ended June 30, 2007, earnings (loss) before minority interest and equity earnings (loss) of the Telecommunications segment included a $19 million gain on the sale of the European submarine cabling business.

(4)

In the three and six months ended June 30, 2007, equity earnings (loss) of affiliated companies includes a charge of $15 million in All Other related to impairments for Samsung Corning Precision’s non-LCD businesses.

A reconciliation of reportable segment net income to consolidated net income follows (in millions):

	Three months ended June 30,		Six months ended June 30,

	2008	2007	2008	2007
Net income of reportable segments	$756	$559	$1,465	$997
Non-reportable segments	(37)	(43)	(64)	(66)
Unallocated amounts:
Net financing costs (1)	4	10	13	18
Stock-based compensation expense	(37)	(35)	(78)	(71)
Exploratory research	(17)	(16)	(35)	(33)
Corporate contributions	(7)	(6)	(18)	(20)
Equity in earnings of affiliated companies, net of impairments (2)	100	92	182	185
Asbestos settlement (3)	(9)	(76)	318	(186)
Other corporate items (4)	2,458	4	2,457	(8)
Net income	$3,211	$489	$4,240	$816

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)	Includes the equity earnings of Dow Corning Corporation.
(3)

In the three months ended June 30, 2008, Corning recorded a charge of $9 million to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims. In the six months ended June 30, 2008, Corning reduced its liability for asbestos litigation as a result of the increase in the likelihood of a settlement under recently proposed terms and a corresponding decrease in the likelihood of a settlement under terms established in 2003. In the three and six months ended June 30, 2007, Corning recorded asbestos settlement expense under the terms of the 2003 Plan of $76 million and $186 million, respectively, to adjust the estimated fair value of the components of the proposed asbestos settlement at that time.

(4)

Other corporate items include the tax impact of the unallocated amounts. In the three months ended June 30, 2008, Corning recorded a $2.45 billion tax benefit from the release of a valuation allowance on U.S. tax benefits due to sustained profitability and positive future earnings projections for the U.S. entities. In addition, the six months ended June 30, 2007 included a loss of $15 million from the repurchase of $223 million principal amount of our 6.25% Euro notes due 2010.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Asbestos Settlement

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC) which might arise from PCC products or operations (the 2003 Plan). On December 21, 2006, the Bankruptcy Court issued an order denying confirmation of the 2003 Plan. On January 10, 2008, some of the parties in the proceeding advised the Bankruptcy Court that they had made substantial progress on an amended plan of reorganization (the Amended PCC Plan) that resolved issues raised by the Court in denying the confirmation of the 2003 Plan.

As a result of progress in the parties’ continuing negotiations, Corning believes the Amended PCC Plan now represents the most probable outcome of this matter and the probability that the 2003 plan will become effective has diminished. The proposed settlement under the Amended PCC Plan requires Corning to contribute its equity interest in PCC and Pittsburgh Corning Europe, N.V. (PCE) and to contribute a fixed series of cash payments, recorded at present value on June 30, 2008. Corning will have the option to contribute shares rather than cash, but the liability is fixed by dollar value and not number of shares. As a result, the estimated asbestos settlement liability is no longer impacted by movements in the value of Corning common stock. The Amended PCC Plan does not include non-PCC asbestos claims that may be or have been raised against Corning. Corning has recorded an additional amount for such claims in its estimated asbestos settlement liability.

In the first quarter of 2008, we recorded a $327 million reduction to our estimated liability for asbestos litigation as a result of the increase in the likelihood of a settlement under the Amended PCC Plan and a corresponding decrease in the likelihood of a settlement under terms of the 2003 Plan. In the second quarter of 2008, we recorded an asbestos settlement charge of $9 million to adjust the asbestos settlement liability for the change in value of the components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

2.	Litigation Settlement

In the second quarter of 2008, Corning recorded a charge of $12 million to settle litigation associated with our Display Technologies segment.

3.	Provision for Income Taxes

In the second quarter of 2008, Corning concluded that it is more likely than not that the Company will realize substantially all of its U.S. deferred tax assets because the Company expects to generate sufficient levels of income in the U.S. As a result, Corning released $2.45 billion of valuation allowances on its U.S. deferred tax assets.

4.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended June 30,		Three months ended March 31, 2008
	2008	2007

Basic	1,569	1,567	1,566
Diluted	1,600	1,605	1,598
Diluted used for non-GAAP measures	1,600	1,605	1,598

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

QUARTERLY SALES INFORMATION

(Unaudited; in millions)

	2008
			Six Months Ended June 30
	Three Months Ended

	March 31	June 30

Display Technologies	$829	$809	$1,638

Telecommunications
Fiber and cable	214	248	462
Hardware and equipment	207	229	436
	421	477	898

Environmental Technologies
Automotive	137	132	269
Diesel	60	77	137
	197	209	406

Specialty Materials	83	104	187

Life Sciences	81	87	168

Other	6	6	12

Total	$1,617	$1,692	$3,309

	2007
	Q1	Q2	Q3	Q4	Total

Display Technologies	$524	$610	$705	$774	$2,613

Telecommunications
Fiber and cable	211	219	237	213	880
Hardware and equipment	228	219	235	217	899
	439	438	472	430	1,779

Environmental Technologies
Automotive	123	128	126	131	508
Diesel	56	63	72	58	249
	179	191	198	189	757

Specialty Materials	84	95	95	105	379

Life Sciences	76	78	78	73	305

Other	5	6	5	11	27

Total	$1,307	$1,418	$1,553	$1,582	$5,860

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended June 30, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2008 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.49	$484	$782

Special items:
Asbestos settlement (a)	-	(9)	(9)

Litigation settlement (b)	(0.01)	(12)	(12)

Valuation allowance release (c)	1.53	-	2,450

Total EPS and net income	$2.01	$463	$3,211

(a)

In the second quarter of 2008, Corning recorded a charge of $9 million to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(b)	In the second quarter of 2008, Corning recorded a charge of $12 million to settle litigation associated with our Display Technologies segment.

(c)	In the second quarter of 2008, Corning recorded a valuation allowance release of $2.45 billion to reflect the expected realizability of U.S. deferred tax assets in future years.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2008 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.44	$463	$702

Special items:
Asbestos settlement (a)	0.20	327	327

Total EPS and net income	$0.64	$790	$1,029

(a)

In the first quarter of 2008, Corning recorded an asbestos settlement credit of $327 million to adjust the asbestos liability from $1 billion to $675 million, including the components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended June 30, 2007

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2007 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.34	$346	$546

Special items:
Asbestos settlement (a)	(0.05)	(76)	(76)

Gain on sale of business, net (b)	0.01	19	19

Total EPS and net income	$0.30	$289	$489

(a)

In the second quarter of 2007, Corning recorded a charge of $76 million (before- and after-tax) for the change in the estimated fair value of the components of the proposed asbestos settlement liability under the terms of the 2003 Plan.

(b)	Amount reflects a $19 million gain on the sale of the European submarine cabling business.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended June 30, 2008

(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three and six months ended June 30, 2008 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended June 30, 2008	Six months ended June 30, 2008

Cash flows from operating activities	$690	$985

Less: Cash flows from investing activities	(541)	(916)

Plus: Short-term investments – acquisitions	470	1,194

Less: Short-term investments – liquidations	(324)	(1,140)

Free cash flow	$295	$123

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended September 30, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s earnings per share (EPS) excluding special items for the third quarter of 2008 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.

Range
Guidance: EPS excluding special items	$0.48	$0.51

Special items (a)

Earnings per share

This schedule will be updated as additional announcements occur.

(a)	From time to time, Corning may record special items which could result in a gain or loss during the quarter.

Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's third quarter 2008 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.

Exhibit 99.2

FOR RELEASE — JULY 30, 2008

Media Relations Contact:	Investor Relations Contact:
M. Elizabeth Dann	Kenneth C. Sofio
(607) 974-4989	(607) 974-7705
dannme@corning.com	sofiokc@corning.com

Corning Announces $1 Billion Stock Repurchase Plan

CORNING, N.Y. –– Corning Incorporated (NYSE:GLW) announced today that its board of directors and executive committee have approved the repurchase of up to $1 billion of common stock between now and the end of 2009. This is in addition to last year’s $500 million repurchase authorization of which $125 million remains.

Wendell P. Weeks, chairman and chief executive officer, said, “This decision is consistent with our strategy to use free cash flow first to protect our financial health and second to fund growth opportunities. With the strength of our balance sheet and our sustained positive business performance, we can also increase the amount of share repurchases and maintain our common stock dividends.”

In total, Corning’s share repurchase programs authorize the purchase of up to $1.125 billion of the company’s common stock from time to time through open market or private transactions, depending on market conditions between now and the end of 2009.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially.  These risks and uncertainties include the possibility of changes in global economic and political conditions; currency fluctuations; product demand and industry capacity; competition; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; changes in the mix of sales between premium and non-premium products; new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments.  Additional risk factors are identified in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

(more)

Corning Announces $1 Billion Stock Repurchase Plan

Page Two

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

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